Exhibit 99.1

    Brooke Corporation Subsidiary Completes $20,000,000 Loan Securitization


OVERLAND PARK, Kan., June 30 /PRNewswire-FirstCall/ -- Michael Lowry, President of Brooke Corporation's (Amex: BXX) finance company subsidiary, Brooke Credit Corporation, announces issuance of $20,000,000 in asset-backed securities through Brooke Securitization Company 2004A, LLC. These securities are backed by commercial loans made to franchisees of Brooke Franchise Corporation, an affiliated company, and carry a "Single A" rating from the Standard and Poor's rating agency.

Lowry stated, "This transaction represents our third securitization since April of 2003, resulting in issuance of more than $50,000,000 in investment grade asset backed securities."

Brooke Credit Corporation provides access to credit for insurance agents, a group of borrowers that have been underserved by traditional lenders.
Brooke Credit Corporation is able to make creditworthy loans to these borrowers because of its specialized underwriting capabilities and because of Brooke Franchise Corporation's expertise in making insurance agent franchisees more successful.

Lowry also stated, "Our greatest asset is a network of bank lenders that have invested the time and resources to learn about our unique lending approach. We are pleased that this entire issue of asset backed securities was purchased by community banks."

About our company ... Brooke Corporation is listed on the American Stock Exchange under the symbol of BXX. Through subsidiaries, the company distributes insurance, financial and related services through a network of more than 265 franchise locations and has originated nearly $135,000,000 in loans which have mostly been sold to participating lenders or to investors through asset backed securitizations. A company subsidiary also sells insurance on a wholesale basis through its franchisees and others. The company believes that franchisees, as local business owners, distribute "one-on-one sales" based services, such as insurance, more efficiently than others.

Email Distribution ... If you would like to receive electronic press release information directly from Brooke Corporation then please visit our Investor Relations page of our website at http://www.brookecorp.com and sign up for our Email Alerts.

This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's products, impact of competitive products and pricing, dependence on third party suppliers and their pricing, ability to meet product demand, exposure to market risks, uncertainties associated with the development of technology, changes in the law, the dependence on intellectual property rights, and the effectiveness of internal controls. Investors are directed to the Company's most recent annual and quarterly reports, which are available from the Company without charge for a more complete description of the Company's business.



SOURCE Brooke Corporation
-0- 06/30/2004
/CONTACT: Miriam Henry of Brooke Credit Corporation, +1-800-642-1872 ext. 112, henrm@brookecredit.com /
/Web site: http://www.brookecorp.com /
(BXX)

CO: Brooke Corporation
ST: Kansas
IN: FIN INS
SU: FNC